EXHIBIT 8.1
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                   [Mayer, Brown & Platt Letterhead]


                            October 9, 1998



The Board of Trustees
Amli Residential Properties Trust
125 South Wacker Drive, Suite 3100
Chicago, Illinois 60606

     Re: Status as a Real Estate Investment Trust ("REIT"); Partnership Classification; Information in the Registration Statement under "FEDERAL INCOME TAX CONSIDERATIONS" and "CERTAIN UNITED STATES TAX CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS"
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Ladies and Gentlemen:

     We have acted as special counsel to Amli Residential Properties
Trust, a Maryland real estate investment trust ("ARPT"), in connection with the registration of 3,125,000 Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest of ARPT (the "Preferred Shares"), all of which Preferred Shares may be offered and sold by certain selling shareholders from time to time as set forth in the prospectus (the "Prospectus") which forms a part of the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 9, 1998, as amended through the date hereof (the "Registration Statement"). Unless otherwise specifically defined herein, all capitalized terms have the meanings assigned to them in the Registration Statement.

     In connection with the registration of the Preferred Shares, you have requested our opinions concerning (i) the qualification and taxation for Federal income tax purposes of the Company as a REIT; (ii) the treatment of Amli Residential Properties, L.P. (the "Operating Partnership") as a partnership for Federal income tax purposes, and not as an association taxable as a corporation; and (iii) the information in the Registration Statement under the headings "FEDERAL INCOME TAX CONSIDERATIONS" and "CERTAIN UNITED STATES TAX CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS."

     In formulating our opinions, we have reviewed and relied upon the partnership agreement of the Operating Partnership (as amended to the date hereof), the Registration Statement, other documents and information provided by you, and such applicable provisions of law and other documents as we have considered necessary or desirable for purposes of the opinions expressed herein.


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The Board of Trustees
October 9, 1998
Page 2


     In addition, we have relied upon the Company's certificate (the "Officer's Certificate"), executed by a duly authorized officer of the Company, setting forth certain representations relating to the organization and actual and proposed operation of the Company, the Operating Partnership, the Management Company, AIA, Amrescon and each of the partnerships in which the Operating Partnership directly or indirectly holds an interest and which actually owns an interest in real property (the "Property Partnerships"). For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, the Officer's Certificate, the partnership agreements for the Operating Partnership or the Property Partnerships, or the Registration Statement.
We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way.

     In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the assumption that (i) the Company, the Operating Partnership, the Management Company, AIA, Amrescon and the Property Partnerships have operated and will continue to each be operated in the manner described in the applicable partnership agreement or other organizational documents and in the Registration Statement, (ii) all terms and provisions of such agreements and documents have been and will continue to be complied with by all parties thereto; and (iii) neither the Operating Partnership nor any subtier partnership or limited liability company in which the Company directly or indirectly holds an interest has elected or will elect to be treated for federal income tax purposes as an association taxable as a corporation. Our opinions expressed herein are based on the applicable laws of the States of Maryland and Delaware, the Code, Treasury regulations promulgated thereunder, and interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.



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The Board of Trustees
October 9, 1998
Page 3


     Based upon and subject to the foregoing, it is our opinion that:

     1. Beginning with the Company's taxable year ending December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's actual and proposed method of operation, as described in the Registration Statement and as represented in the Officer's Certificate, has enabled it and will continue to enable it to satisfy the requirements for qualification as a REIT.

     2. The Operating Partnership will be treated, for Federal income tax purposes, as a partnership, and not as an association taxable as a corporation.

     3. The information in the Registration Statement under the headings "FEDERAL INCOME TAX CONSIDERATIONS" and "CERTAIN UNITED STATES TAX CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS," to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

     Other than as expressly stated above, we express no opinion on any issue relating to the Company, the Operating Partnership, any Property Partnership or to any investment therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption "FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement.

                                 Very truly yours,

                                 /s/ MAYER, BROWN & PLATT

                                 MAYER, BROWN & PLATT